Calculation of Filing Fee Tables

Form 424(b)(5)

(Form Type)

Perspective Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 456(b) and Rule 457(o)	$250,000,000	N/A	$250,000,000(2)	.0001476	$36,900	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-

Carry Forward Securities

Carry Forward Securities	-	-	-	-	-	N/A	-	-	N/A	N/A	N/A	N/A
	Total Offering Amounts				-	$250,000,000	-	$36,900	-	-	-	-
	Total Fees Previously Paid				-	-	-	-	-	-	-	-
	Total Fee Offsets				-	-		$165(3)	-	-	-	-
	Net Fee Due				-	-		$36,735	-	-	-	-

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid With Fee Offset Source
Rule 457(p)
Fees Offset Claims	Perspective Therapeutics, Inc.	S-3	333-275638	11/17/2023	-	$165(3)	Unallocated (Universal) Shelf	(3)	(3)	$1,117,886	-
Fees Offset Sources	Perspective Therapeutics, Inc.	S-3	333-275638	-	11/17/2023	-	-	-	-	-	(3)

(1)
Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3 (File No. 333-279692) on May 23, 2024 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.
(2)
The registrant is registering shares of common stock having a proposed maximum aggregate offering price of up to $250,000,000 pursuant to this prospectus supplement.

(3)
The registrant previously registered an indeterminate amount of securities having an aggregate offering price of up to $200,000,000 pursuant to a Registration Statement on Form S-3 No. 333-275638, filed on November 17, 2023 and amended on December 7, 2023 (the “2023 Registration Statement”), and paid a total registration fee of $29,520 on the registration of $200,000,000 of newly registered securities thereunder. The registrant sold an aggregate of $118,876,356 of such securities under the 2023 Registration Statement, leaving the balance of $81,123,644 (the “2023 Unsold Securities”), representing $11,973 in registration fees, of such 2023 Unsold Securities under the 2023 Registration Statement. On May 24, 2024, the registrant filed a prospectus supplement to its Registration Statement on Form S-3 No. 333-279692 registering certain shares of common stock and pre-funded warrants, resulting in an aggregate registration fee of $11,808 (the “May 2024 Registration Fee”). The registrant offset the total May 2024 Registration Fee with the registration fee from the 2023 Unsold Securities. As a result, there remained $165 in registration fees from the 2023 Unsold Securities under the 2023 Registration Statement. Pursuant to Rule 457(p) under the Securities Act, such unutilized filing fees may be applied to the filing fees payable pursuant to this prospectus supplement, thereby fully utilizing the carry-forward of the registration fees associated with the 2023 Unsold Securities. The offering of such 2023 Unsold Securities from the 2023 Registration Statement has been terminated.